QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.23

        [*****] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXCLUSIVE DISTRIBUTOR AGREEMENT

        This Distributor Agreement (this "Agreement") is made and entered into as of April 1st, 2004 by and between Displaytech Inc., a Colorado corporation (hereinafter called "Displaytech"), 2602 Clover Basin Drive, Longmont, Colorado 80503-7603, and Nissho Electronics Corporation (hereinafter called "Nissho"), a Japanese corporation, 7-3-1 Tsukiji Chuo-ku, Tokyo 104, Japan, for marketing and sales by Nissho of Displaytech products described in Exhibit A attached hereto (hereinafter called "Products").

        In consideration of the promises and mutual covenants and agreements contained herein, it is agreed by and between the parties hereto as follows:

  1. Appointment

        Subject to the terms and conditions hereunder, and the Private Label Product ("PLP") rights of Miyota, Co., Ltd. described below, Displaytech hereby appoints Nissho as an exclusive distributor of Products in the territory described in Exhibit B (hereinafter called "Territory") and Nissho hereby accepts such appointment. The parties acknowledge that Nissho Electronics (U.S.A.) Corporation, Santa Clara, California, a wholly owned subsidiary of Nissho (hereinafter called "Agent"), is an authorized agent of Nissho for placing purchase orders and making payments for Products.

  2. Performance of Agreement

        Both parties agree they will use commercially reasonable efforts to perform to the Agreement. Displaytech agrees to develop its Products and a Product plan, and to make Nissho aware of its Product plan. Nissho agrees to use its best efforts to promote and sell Displaytech Products in all commercially feasible markets in their Territory. Nissho shall not solicit sales outside of the Territory absent the written consent of Displaytech, and Displaytech shall have no liability for unauthorized shipments into the Territory by third parties.

  3. New Products

        In the event Displaytech develops or handles any new products in the future which are related to, similar to, or competitive with Products, subject to the terms and conditions hereunder, and except for Miyota PLP, Displaytech agrees to grant Nissho the first right of refusal to exclusively distribute such new products in the Territory under the same terms and conditions of this Agreement.

  4. Nissho Obligations and Responsibility

        (a)    Sales Reports.    Nissho shall provide monthly to Displaytech a Sales report on 25th of each month, (within written or electronic report by the format in Exhibit C, Part 2) regarding market conditions for the products in the Territory. This report includes the identities and status of the customers and prospects of Nissho, and shall also provide Displaytech with information regarding customer demand for new product ideas. Upon request, Nissho agrees to furnish Displaytech information regarding the Nissho's efforts to advertise, market, and promote the sale of the Products in the Territory.

        (b)    Sales Forecasts.    Nissho shall provide monthly to Displaytech a forecast on 25th of each month, (within written or electronic report by the format in Exhibit C, Part 1) which covers a twelve

(12) month rolling forecast to Displaytech Sales. Such forecast should also define anticipated promotional programs.

        (c)    New or Modified Products.    Nissho shall document and present in writing all requests for current product modification requests, new product requests. Modified products must go through the Displaytech Product Change Notification form and process to evaluate technical feasibility, schedules, cost, and ROI.

        (d)    Competitive Products.    During the term of this Agreement and for a period of one year thereafter, Nissho agrees not to purchase, import, sell, lease, develop, manufacture, or otherwise deal in, directly or indirectly, any products that are considered to be competitive with Products without the prior written consent of Displaytech. Nissho shall document and present competition status during each quarterly Sales Conference.

        (e)    Suggested Prices.    Displaytech may give Nissho the suggested price for the Products for the purpose of its reference; however, such suggested price will not bind Nissho to establish its selling price of the Products.

        (f)    Importation of Products into Territory.    Nissho will be responsible for importing Products into the Territory, including obtaining all documents required, and paying all duties and other charges levied, by the Government of Japan and any other country, if applicable.

  5. Quarterly Sales Conferences

        The parties agree to hold discussions at three (3) month intervals, to discuss their mutual performance under the Agreement during the preceding three months, and Sales plans for the next three (3) month period as well as strategy for following twelve (12) months. Displaytech shall provide to Nissho an update of its Product plans, and Nissho shall provide to Displaytech an update of its sales and marketing plan for the Products. Based upon these discussions, the parties arrive at mutually agreeable sales and marketing plans for the Products in the Territory for the following twelve months. Nissho will provide Displaytech quarterly written reports regarding its performance in achieving the sales and marketing plan.

  (a) Nissho shall identify in writing during Quarterly Sales Conferences by market segment (DSC, Emerging Markets, etc....) all potential customers as noted in Exhibit C with each customer rated:

          (1)    Established    (provision of R&D contacts, QA contacts, Procurement contacts, specific market plans and direction for Sales activity, and identification and agreement upon "Strategic" accounts).

          (2)    Investigation    (disclosure of investigated company market and potential for Sales)

          (3)    New    (disclosure of new targets potential and Sales approach plans)

          (4)    Non-targeted    (any customer considered by Displaytech as a potential customer, and not targeted by Nissho must be documented why they are not targeted)

        (b)    Nissho Performance Guarantee.

          (1) Displaytech and Nissho executive management must have a semi-annual review where performance against goals in Exhibit D is evaluated by individual customer and compared with information from Exhibit C. Nissho's goals set in Exhibit D for both design wins and monthly sales volumes will be evaluated in detail.

          (2) Performance metrics, set as Nissho performance goals, shall be included as an update to Exhibit D on the semi-annual basis by Displaytech and Nissho executive management. A review of the performance matrices will be done at each Quarterly Sales Meeting to track performance using the document in Exhibit D. Exhibit D will represent Nissho's guarantee of performance. Goals as defined in the Exhibit D are to be maintained as a matter of record. Exhibit D will be updated on an annual basis.

        (c)    Displaytech Responsibility.

        Displaytech has responsibility to set goals (as defined in Exhibit D) that are in line with the Territory, Whole Target Market, Corporate Targets and the Product Roadmap presented by Displaytech. The goals must be reviewed and agreed upon by Nissho in writing at each semiannual executive management meeting. Goals may also be reviewed during Quarterly Sales Conferences.

          (1) The first Submission to Exhibit D will occur upon agreement and signing into acceptance of this document

  6. Changes to and Discontinuance of Products

        Upon ninety (90) days' prior written notice to Nissho, Displaytech shall have the right, without liability, to change the design and/or specification of Products, or to discontinue the availability of Products. Such changes or discontinuance shall not apply to any orders from Nissho which have been accepted by Displaytech. Displaytech shall continue to supply the spare and replacement parts for such discontinued Products for twelve (12) months after such discontinuance. The inventory that will be maintained by Displaytech will match the percentage of returns (RMA) of the discontinued product for the previous three (3) months' shipments.

  7. Pricing

        Product pricing is set annually and reviewed quarterly, and published as Displaytech's Japanese Distribution Product Price List. Japanese distribution pricing will be set by Displaytech based on market conditions, considering the product sales volume and value added provided by Nissho as the exclusive Japanese distributor for Displaytech products, excluding PLP products

        If any pricing is changed as a function of market conditions, the changes will be reflected in this document (see Exhibit F) no more frequent than quarterly. Prices set within Exhibit F are a function of average monthly volume sold to Nissho, and assumes that groupings will include the same or nearly the same product (Standard Product) for ease of manufacturing and selling process. Selling price to Nissho will be fixed as a function of actual average monthly volume at the time the purchase order is issued and not changed until volume price breaks are met as set in Exhibit F. Average monthly volumes will be calculated using a previous three-month moving window. Note that current design wins for Kyocera [*****] are currently priced in dollars.

        Displaytech will consider special pricing proposals made by Nissho on a case by case basis after Nissho submits to Displaytech a Request for Special Quotation (see Exhibit E). This form once mutually agreed upon must be attached to all subsequent purchase orders. If the parties are unable to agree on pricing pursuant to a special pricing proposal, Nissho may, at its option, elect not to provide a quotation to the customer. In the event Nissho elects not to provide a bid to a customer, Displaytech may provide a quotation to the customer directly at a price higher than that quoted to Nissho. Pricing for changes to Standard Products, such as for unique quality levels, must be considered carefully by Displaytech and weighed on an individual basis. A Request for Special Quotation (see Exhibit E) will be submitted to Displaytech for any requested variation to a standard product.

  8. Order Placement and Fulfillment

        (a)    Orders.

          (1) All orders for Products submitted by Nissho shall be initiated by placing an order by facsimile provided that Nissho shall promptly send a confirming written order (hereinafter called a "Purchase Order") to Displaytech after placing such order. Displaytech agrees that Agent may place an order for Nissho in accordance with the ordering procedure specified in this Article. Any term or condition in a Purchase Order, or any other purchasing document from Nissho or Agent, which is inconsistent with the terms and conditions of this agreement, or which would have the effect of imposing any additional obligation on Displaytech, shall be null and void.

          (2) All orders are subject to acceptance by Displaytech provided that such acceptance shall not be unreasonably withheld. In the event Displaytech accepts the order, Displaytech shall promptly provide an order acknowledgement and return it to Nissho or Agent upon receipt of the Purchase Order from Nissho or Agent within ten (10) days of initial receipt. Displaytech may condition acceptance of a Purchase Order on Nissho's acceptance of changes thereto requested by Displaytech. In the event Displaytech rejects the order, Displaytech shall notify Nissho or Agent of such rejection and specify the reason for the rejection by facsimile. For any purchase order that has been accepted as a condition of a Special Quotation, that accepted form must accompany the order submission.

        (b)    Shipment.

        Upon acceptance by Displaytech of an order, Displaytech shall use its best effort to ship Products to Nissho consistent with its then current lead times. Unless otherwise agreed, all shipments will be FOB Displaytech's contract manufacturer.

        (c)    Taxes and Duties.

        Nissho shall bear and pay all taxes (including, but not limited to sales, use, value added, registration, ad valorem, excise, employment, consumption, and documentary taxes), custom duties, import surcharges or other governmental charges to be imposed or charged in Territory in connection with the sale of Products hereunder.

        (d)    Bill of Exchange/Payment.

        Nissho agrees that its Agent will enter into Bills of Exchange within three (3) days of product shipment with Displaytech's Bill of Exchange bank. Payment in U.S. dollars or yen, as agreed to by the parties and using exchange rates as agreed to by the parties, shall be made thirty (30) days after the date of shipment, to Displaytech's Bill of Exchange bank. Such payment shall be made through Agent. All current Products offered for sale to Nissho will be under this program under this Agreement.

        (e)    Representative Service Fee.

        Displaytech agrees that there are no fees for the Products.

  9. Relationship of the Parties, Warranties and indemnities

        Nissho is an independent contractor and in no way a partner, agent, or employee of Displaytech. Nissho agrees not to make any representation, promise, guarantee, or warranty on Displaytech's behalf. Nissho further agrees that it will not assume or create any obligation on Displaytech's behalf expressed or implied regarding the Products or otherwise. Displaytech's only warranty obligation covering the Products sold by it to Nissho shall be as set forth in Displaytech's standard printed warranty as applicable to the particular product and attached hereto as Exhibit G (as amended from time to time). NO OTHER WARRANTY EXPRESSED, STATUTORY, OR IMPLIED SHALL APPLY TO THE PRODUCTS, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT. IN NO EVENT SHALL DISPLAYTECH BE LIABLE TO NlSSHO, OR ANY CUSTOMER OF NISSHO, UNDER ANY LEGAL OR EQUITABLE THEORY, WHETHER CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, LOST BUSINESS, LOST REVENUE, OR COSTS AND EXPENSES FOR PROCUREMENT OF SUBSTITUTE GOODS, OR FOR PRODUCT RECALL.

        Displaytech shall hold Nissho harmless from damages awarded to a third party by a final, unappeased U.S. or Japanese court judgment (and, if Displaytech has not assumed control of defense and settlement, reasonable attorney fees and costs incurred by Nissho) holding Nissho liable for the payment of damages resulting from injury or death to any person, or loss of property (excluding any product which uses or incorporates Displaytech's Product) where such injury or death or loss is proximately caused by a defective Displaytech Product, such defect being caused solely by Displaytech, provided Displaytech is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance by Nissho and the opportunity to assume complete control over the defense and all negotiations for settlement or compromise. In defending any claim, Displaytech may settle on any terms it may wish. Displaytech will not be responsible for any settlement or compromise it has not approved in writing. The foregoing states the entire liability of Displaytech, and constitutes Nissho's sole and exclusive remedy for product liability related to its Products furnished hereunder.

        Displaytech's Products are not intended for sale as parts used in the operation of nuclear facilities, the flight, navigation, or communication of aircraft or ground support equipment, the control of hazardous materials, or other ultra-hazardous activities. Nissho on behalf of itself and any direct or indirect end-user using the Products for these applications agrees that Displaytech is not liable, in whole or in part, for any claims or damages arising from such use. Nissho further agrees to indemnify Displaytech against any claims, damages, expense or liability arising out of the use of Products for such applications.

  10. Proprietary Rights

        (a) Displaytech shall at all times own all patent, copyrights, trademarks, or trade secrets or other intellectual property rights to in and related to the Products and the manufacture thereof and all improvements and modifications thereto and does not grant any rights of any kind in or to such intellectual property other than as are necessary to perform the sales and marketing activities contemplated hereunder and subject to the terms of this Agreement. During the term of this Agreement, Nissho shall be authorized to use Displaytech's trademarks and trade names only in connection with the sale, advertisement, and promotion of Products, not in connection with any other aspect of its business. Nissho specifically agrees to refrain from using such trademarks or trade names as a part of Nissho's name or mark in any other manner which would cause a reasonable person to infer that such trademarks or trade names belong to Nissho. Nissho further agrees that it will not affix any Displaytech's trademarks or trade names to any products which are not supplied by Displaytech. Any use by Nissho of Displaytech's trade name and/or trademarks or any other trade names or trademarks associated with the Products must be approved in writing by a duly authorized officer of Displaytech or any other trade names or trademarks associated with the Products.

        (b)    Patent Indemnification.

          (1) Displaytech shall hold Nissho harmless from damages awarded to a third party by a final, non-appeasable judgment of any U.S. or Japanese court (and, if Displaytech has not assumed control of defense and settlement, reasonable attorney fees and court costs incurred by Nissho) holding that Nissho's use or sale of the Products infringed a valid United States or Japanese patent issued not later than the date the Products were first shipped to Nissho, provided Displaytech is promptly notified of any and all threats, claims and proceedings related thereto and given the opportunity to assume complete control over the defense and all negotiations for settlement or compromise, and Nissho provides Displaytech with reasonable cooperation, assistance and information in connection with the investigation, settlement negotiations, and defense of the claims. In defending any claim, Displaytech may settle on any terms it may wish. Displaytech will not be responsible for any settlement or compromise it has not approved in writing.

          (2) Should any Products delivered hereunder become, or in Displaytech's opinion be likely to become, the subject of such a claim, Displaytech may, at its election, either (1) procure for Nissho the right to continue to use the Products, (2) replace or modify the Products so that they become non-infringing, or (3) grant Nissho a credit for the price paid for the units of Products involved in the claim for the preceding 12 months, less a prorated amount for depreciation. Displaytech may withhold further shipment of the Products subject to the claim, without liability to Nissho.

          (3) The foregoing obligation of Displaytech does not apply with respect to Products or portions or components thereof (1) that are not supplied by Displaytech, (2) that are made in whole or part in accordance with specifications established solely by Nissho, (3) that are modified by Nissho or any third party, (4) that are combined with non-Displaytech Products, processes, or materials, where the infringement relates to such combination, (5) that are claimed to infringe any patent in which Nissho or any affiliate or customer of Nissho has an interest or license, or (6) where Nissho continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement.

        (c) The foregoing states the entire liability of Displaytech (and Nissho's sole and exclusive remedy hereunder) for infringement of intellectual property rights or other proprietary rights by the Products furnished hereunder. Notwithstanding the foregoing, Displaytech's aggregate liability under this warranty shall not exceed the total amount paid to Displaytech for any infringing Products sold hereunder for the 12-month period preceding any claim for infringement.

  11. Confidentiality

        Each party shall not disclose any confidential information of the other party to any third party. The disclosing party shall mark such confidential information as "Confidential," if such information is in writing, and confirm in writing that such information is confidential within ten (10) days after such disclosure, if it is disclosed orally or visually by the disclosing party to the receiving party. Such confidential information does not include information which: (a) is or becomes publicly available without breach of this Agreement by the receiving party; (b) is released for disclosure by the disclosing party with its written consent; (c) is known by the receiving party prior to the disclosure; (d) is rightly received by the receiving party from a third party without confidential limitations; (e) is hereafter disclosed by the disclosing party to a third party without restriction on disclosure; or (f) is independently developed by the receiving party's employees not having access to such confidential information.

  12. Term and Termination

        (a) Subject to earlier termination, as provided herein, this Agreement shall become effective on the date first above written, and shall be effective for an initial term of one (1) year. Thereafter this Agreement shall be renewed automatically under the same terms and conditions for one (1) year periods, unless either party gives the other party written notice of its intent not to renew at least sixty (60) days prior to the end of each term.

        (b) In the event either party breaches any provision of this Agreement or fails to perform its obligations hereunder, the other party shall notify in writing such default to the defaulting party. The parties shall then meet and attempt to resolve such default. If the parties are unable to resolve the default within thirty (30) days of the date of the written notice, then the non-defaulting party may terminate the Agreement upon giving the other party two (2) weeks written notice. In the event such default is not cured within such two (2) week period, then this Agreement shall automatically terminate.

        (c) A party may terminate this Agreement immediately upon giving written notice the other party (i) voluntarily seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or (ii) if any such proceeding instituted against the other party and is not dismissed within ninety (90) days, AND such action by or against the other party causes that party to breach a material term or condition of this Agreement.

        (d) Notwithstanding the above, the provisions of articles herein which are titled, "Warranty," "Proprietary Rights," "Confidentiality," and "Arbitration," shall survive the termination.

        (e) Upon termination of this Agreement, Nissho will provide Displaytech with a list of potential customers with whom Nissho has corresponded, the details of the potential sales, and the name of the contact person within the potential customer's organization.

  13. Force Majeure

        Neither party shall be responsible for delays in delivery or performance because of intervention of a Force Majeure, which term shall include strikes, lockouts, riots, epidemics, war, governmental regulations, fire, explosion, acts of God or nature, or any other cause beyond the control of a party affected. In no event shall lack of finances be considered a cause beyond the control of a party, and a failure to pay any amount due hereunder shall not be excused. The party affected by the Force Majeure shall give prompt notice thereof, and upon cessation of the Force Majeure, take all reasonable steps to resume compliance with its obligations.

  14. Waiver

        No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom the waiver is sought to be enforced. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of the right, power, or remedy. No waiver of any term, condition, or default of this Agreement shall be construed as a waiver of any other term, condition, or default of this Agreement.

  15. Assignment

        Nissho shall not assign, transfer, or otherwise dispose of this Agreement or any of its rights, interest, or obligations hereunder without the prior written consent of Displaytech, which consent shall not be unreasonably withheld.

  16. Relationship

        Both parties are independent contractors under this Agreement. Nothing in this Agreement is intended to create, or shall be construed as creating a joint venture, partnership, agency, or employment relationship. Neither party shall have any express or implied right to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

  17. Law and Trade Terms

        The formation, validity, construction, and performance of this Agreement shall be governed by the laws of the State of Colorado without regard to the conflict of laws provisions thereof, and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

  18. Arbitration

        Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be settled by binding arbitration conducted in accordance with the rules of the American Arbitration Association (hereinafter called "AAA"), a single arbitrator at offices located in the State of Colorado selected by AAA. The award thereof shall be final and binding upon the parties hereto.

  19. Notices

        All notices, demands, or consents required or permitted under this Agreement shall be in writing and delivered personally, by certified or registered mail, postage prepaid, or by facsimile to other party at the address first above written, subject to the right of either party to change its address by delivering prior notice pursuant to this Article. The effective date of any such notice, demand, or consent shall be deemed to be seven (7) days after the postmarked mailing date, if delivered by certified or registered mail, or upon receipt, if delivered personally or by facsimile.

  20. Severability

        If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

  21. Entire Agreement

        This Agreement constitutes the entire and only agreement between the parties with respect to the subject matter hereof and supersedes, cancels and annuls all prior or contemporaneous negotiations or communications.

  22. Export Administration Regulations

        Nissho agrees to comply with the export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to export, or allow the export or re-export of any product in violation of any such restrictions, laws or regulations.

  23. Foreign Corrupt Practices Act

        Nissho acknowledges that it is familiar with and understands the prohibitions of U.S. Foreign Corrupt Practices Act 1977, as amended (the "FCPA"), and that it has not engaged and shall not engage, and has not caused or permitted and shall not cause or permit any of its shareholders, directors, officers, employees, or agents or any of its Affiliates or their shareholders, directors, officers, employees, or agents to engage, in any act that would involve a violation of the FCPA. Nissho agrees that it shall immediately notify Displaytech if Nissho receives or acquires knowledge of, directly or indirectly, any request or action which Nissho believes will or may be a violation of the FCPA. Nissho further agrees to indemnify Displaytech against any and all costs, fines, and other liabilities imposed on Displaytech as a result of any such actions by Nissho or its Affiliates or its or their respective shareholders, directors, officers, employees, or agents.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

DISPLAYTECH, INC.		NISSHO ELECTRONICS CORPORATION
By:	/s/ RICHARD D. BARTON	By:	/s/ TOSHIHIKO YAMAGUCHI
Name:	Richard D. Barton	Name:	Toshihiko Yamaguchi
Title:	CEO	Title:	General Manager Innovative Devices Division

QuickLinks

EXCLUSIVE DISTRIBUTOR AGREEMENT